Investor Relations Contact: Sheila Ray 404.239.8684 / sheila.ray@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend

ATLANTA, GA, August 24, 2017 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) declared a quarterly dividend of $.14 per common share on August 23, 2017. The dividend will be paid on September 12, 2017 to the common stock shareholders of record as of September 5, 2017.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $4.2 billion in assets as of June 30, 2017, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full service banking business and offers a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest MSAs.

To learn more about State Bank, visit www.statebt.com.